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                                                                     EXHIBIT 2.2

                AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT
                            DATED FEBRUARY 27, 1998
                                BY AND BETWEEN
            YES! ENTERTAINMENT CORPORATION, A DELAWARE CORPORATION,
                                      AND
                     WHAM-O, INC., A DELAWARE CORPORATION


          THIS AMENDMENT NO. 1 (the "Amendment Agreement") to the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of February 27, 1998 by and between YES! Entertainment Corporation, a Delaware corporation ("Seller"), and Wham-O, Inc., a Delaware corporation ("Purchaser"), is entered into as of March 20, 1998. All terms used herein not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement.

                                   RECITALS

          WHEREAS, on February 27, 1998, Seller and Purchaser executed the Asset Purchase Agreement which provided for the purchase, subject to the terms and conditions therein, by Purchaser of certain assets from Seller; and

          WHEREAS, Seller and Purchaser have agreed to amend the Asset Purchase Agreement to reflect their agreement regarding the purchase of the Assets.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment Agreement, the parties hereto agree as follows:

SECTION 1.  PURCHASE PRICE.

     Section 1.3(d) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "(D) two percent (2%) of the Net Sales of the Products by Purchaser, excluding the Baskin-Robbins Ice Cream Maker, from the Closing Date through the seventh anniversary of the Closing Date, and one percent (1%) of Net Sales of the Baskin-Robbins Ice Cream Maker by Purchaser, from the Closing Date through the third anniversary of the Closing Date, which in no case shall exceed an aggregate of $5,500,000 (the "Royalty")."

SECTION 2.  PAYMENT OF PURCHASE PRICE.

     Section 1.4(c) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                                       1.
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     "(C)  The Royalty, as determined pursuant to Sections 1.3(d) and 1.6, shall be due and payable thirty (30) days after the end of each calendar quarter for the immediately preceding quarter, beginning July 30, 1998 (each a "Quarterly Payment"). The Prepaid Royalty shall be credited toward Quarterly Payments due and the first such Quarterly Payment shall include Royalties for the period from the Closing Date through June 30, 1998. In addition, the Residual Offset Amount (as defined in Section 1.8(b)), if any, shall be credited toward Quarterly Payments due. The amount by which the Royalty payments due in any one-year period ending on March 31 exceed $800,000 shall be accrued and one fourth of such excess amount shall be added to the Royalty payments due in each quarter of the subsequent year.
     If a Quarterly Payment is not made within thirty (30) days of the date it is due, Purchaser shall immediately pay an amount equal to 50% of such Quarterly Payment, in addition to such Quarterly Payment, which amount shall be credited toward any Royalty amount due or that will become due.
     If such Quarterly Payment is not made within seven (7) months of the date it is due, Purchaser shall immediately pay $800,000, which amount shall be credited to the Royalty amounts due in such year."

SECTION 3.  DETERMINATION OF INVENTORY/MATERIALS VALUE.

     Section 1.5 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "1.5 DETERMINATION OF INVENTORY/MATERIALS VALUE. On or before the date that the Inventory and Packaging Materials are shipped from Seller to Purchaser, Ernst & Young LLP or another independent third party mutually agreed upon by Purchaser and Seller shall take a physical count of the Inventory and Packaging Materials. The Inventory/Materials Value and any adjustments thereto shall be determined by the parties in accordance with the following principles: Inventory and Packaging Materials shall be valued on an item-by-item basis at cost, with all unmarketable or damaged Inventory or Packaging Materials valued at zero."

SECTION 4. RESOLUTION OF DISPUTE REGARDING INVENTORY/MATERIALS VALUE OR MRS. FIELDS VALUE.

          Section 1.8(b) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "(B) Within three (3) business days of the final determination of the Inventory/Materials Value, Purchaser shall pay to Seller the amount by which the Inventory/Materials Value exceeds 80% of the Estimated Inventory/Materials Value, or Seller shall pay to Purchaser the amount by which 80% of the Estimated Inventory/Materials Value exceeds the Inventory/Materials Value, as the case may be. Any payment due to Seller pursuant to this Section shall be offset by $235,917 (the "Offset Amount"), and the balance remaining, if any, of the Offset Amount shall be the Residual Offset Amount."

                                       2.
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SECTION 5.  DELIVERIES ON THE CLOSING DATE.

     Section 9(b) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "(B) On the Closing Date, each of Seller and Purchaser shall execute and deliver to the other party a Transition Services Agreement pertaining to transition services to be provided in connection with this transaction."

SECTION 6.  SCHEDULE B - DISCLOSURE SCHEDULE.

     Schedule B to the Asset Purchase Agreement is hereby updated, amended and restated in its entirety to read as attached hereto.

SECTION 7.  EXHIBIT B - SPECIFIED CONTRACTS.

     Exhibit B to the Asset Purchase Agreement is hereby updated, amended and restated in its entirety to read as attached hereto.

                                       3.
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          IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Asset Purchase Agreement dated February 27, 1998 by and between YES! Entertainment Corporation, a Delaware corporation and Wham-O, Inc., a Delaware corporation, as of the date first set forth above.

                              YES! ENTERTAINMENT CORPORATION,
                              a Delaware corporation


                              By:  ____________________________
                                   Donald D. Kingsborough
                                   Chief Executive Officer



                              WHAM-O, INC.,
                              a Delaware corporation


                              By:  ____________________________
                                   Michael Cookson, President
                                   and Chief Executive Officer



                              __________________________________
                              DONALD D. KINGSBOROUGH